EXHIBIT 10.16.3
THIRD AMENDMENT TO THE RATE AGREEMENT

     This THIRD AMENDATORY AGREEMENT executed as of the date written below, is between the parties to the agreement dated as of November 22, 1989, as amended by the First Amendatory Agreement dated as of December 5, 1989, and the Second Amendatory Agreement dated as of December 12, 1989 (the "Rate Agreement") between Northeast Utilities Service Company, acting on behalf of its parent Northeast Utilities, and the Attorney General of the State of New Hampshire, acting on behalf of the State of New Hampshire (the "State").

     WHEREAS, the parties desire to amend the Rate Agreement in the respects specified below, and the Attorney General is authorized to act for the State in agreeing to such amendments.

     NOW, THEREFORE, in consideration of the mutual agreement below, the Parties agree as follows:

1. Definition of "Cumulative Net Present Value of Earnings for Common" for Purposes of the James River/Wausau Papers Special Contracts.

     The paragraph in Exhibit B to the Rate Agreement establishing how PSNH's Cumulative Net Present Value of Earnings for Common shall be computed (DR 89-244, Ex. NU 1E, paragraph beginning on the third line from the bottom of page D-83 and carried over onto page D-84) shall, subject to the approval of the New Hampshire Public Utilities Commission (the "Commission"), be amended and restated as follows:

The Cumulative Net Present Value of Earnings for Common shall be the sum of the present value of Stand-Alone PSNH or NUNH earnings for common as reported in the FERC Form No. 1 from the base year through the current year (i) adjusted to eliminate the effects of any accruals recorded for expected future refunds or rate increases as a result of the operation of this collar from the base year through the current year, (ii) if PSNH is acquired by NU, the earnings for common shall be further adjusted to eliminate any impacts of the Seabrook investment during the Interim Period, and (iii) shall be further adjusted to eliminate the effect of the discounts provided to James River Corporation in Special Contract Electricity NUPUC-71 and to Wausau Papers of New Hampshire in Special Contract - Electricity NUPUC-72, on file with the NHPUC on June 22, 1993. The present value of earnings for common shall be the earnings for common for the reported year divided by the present value factor applicable to that year.

2. Amendment of Paragraph 5 and 8 of the Rate Agreement to Prevent Compounding the Increases in Nuclear Decommissioning Costs.

     a. Amendment of Paragraph 5(a)(v). Paragraph 5(a)(v) of the Rate Agreement relative to adjustments in base rates in addition to the annual 5.5% base rate changes (DR 89-244, Ex. NU 1E, pages D-12 to D-13) shall, subject to the approval of the Commission, be amended and restated as follows:

     (v) except for changes required by subparagraphs (ii), (iii) and (iv) above, the only changes to base rates during the period commencing on the First Effective Date and ending six years after the effective date of the rate increase referred to in paragraph (a)(ii) (the "fixed rate period") will be ones to adjust rates (A) for legislative or regulatory changes such as changes to federal or state tax laws or regulations of environmental orders, regulations, and laws, which require capital expenditures of at least $20,000,000 or an increase or decrease in annual expenses of at least $2,000,000, or (B) to reflect changes required by the Nuclear Decommissioning Financing Committee in the level of monthly payments to be made into the Nuclear Decommissioning Fund from the level prescribed in the Committee's Seventeenth Supplemental Order of June 2, 1989, or (C) to provide revenues to accomplish programs mandated for Stand-Alone PSNH or NUNH by legislators or regulators, or (D) to recover costs associated with conservation and load management programs that have been undertaken with the specific approval of the NUPUC. In the event that a change or circumstance of the nature described in clause (A), (B), (C) or (D) above occurs, Stand-Alone PSNH (or NUNH) shall be entitled to file for a temporary rate increase, subject to refund, and the temporary rate increase if granted by the NHPUC will remain in effect until a final order by the NHPUC after a determination that the additional revenues are associated with the reasonable expenses caused by such change. Rate adjustments authorized under this paragraph, except for rate adjustments authorized by clause (B) above, will increase or decrease the ongoing base rate level which is subject to the 5.5% annual increases occurring in the remainder of the fixed rate period. In addition, to the extent any new accounting standards are promulgated during the fixed rate period, Stand-Alone PSNH (or NUNH) shall be entitled to the same general rate treatment accorded other utilities in the State by the NHPUC, including, but not limited to, new accounting rules currently being contemplated by the Financial Accounting Standards Board for Post-retirement benefits other than pensions.

b. Amendment of Paragraph 8(a). Paragraph 8(a) of the Rate Agreement relative to the obligations for payments into the Nuclear Decommissioning Financing Fund and recovery of nuclear decommissioning costs (DR 89-244, Ex. NU 1E, page D-17) shall, subject to the approval of the Commission, (the "Commission"), be amended and restated as follows:

     8.   Decommissioning and Low Level Nuclear Waste.

     Seabrook decommissioning costs, at the level specified by the Nuclear Decommissioning Financing Committee's Seventeenth Supplemental Order of June 2, 1989, have been included in the rate increases provided in paragraph 5 of this Agreement. All decommissioning costs attributable to Stand-Alone PSNH's and later NEWCO's ownership interest in the Seabrook Project, including any adjustments ordered by the Nuclear Decommissioning Financing Committee to the levels of contributions in said Seventeenth Supplemental Order and subject to paragraph 5(a)(v)(B) in this Agreement, shall be collected from NUNH by NEWCO through Section E of Schedule I of the Unit Contract with respect to Seabrook Nuclear Power Plan, Unit No. 1 ("Power Contract") and in accordance with New Hampshire law. NEWCO will make all required payments to the Nuclear Decommissioning Financing Fund.

     c. Amendment of Paragraph 8(b). Paragraph 8(b) of the Rate Agreement relative to nuclear decommissioning costs treatment in the event of a premature decommissioning of Seabrook (DR 89-244, Ex. NU 1E, page D-18) shall, subject to the approval of the Commission, be amended and restated as follows:

          (b) In the event of premature decommissioning of Seabrook, decommissioning costs shall continue to be collected pursuant to paragraph
(a) under the Power Contract with NEWCO, and the NHPUC shall permit the pass through to customers of the decommissioning costs NUNH pays to NEWCO in accordance with paragraphs 5(a)(v) and 8(a) of this Agreement and New Hampshire law.

     3. Amendment of Paragraph B.E)(2) of Exhibit C - Delay in Recovery of Deferred Seabrook Capital Expense. Paragraph B.E)(2) of Exhibit C to the Rate Agreement relative to costs paid to NEWCO under the Seabrook Power Contract that are recovered under FPPAC (DR 89-244, Ex. NU 1E, page D-96) shall, subject to the approval of the Commission, be amended and restated as follows:

     (2) After the Second Effective Date, the entire payment made under the Power Contract after Seabrook operates (but excluding decommissioning payments which are to be made directly to the state Nuclear Decommissioning Fund and which are included in the rates provided in paragraph 5 of the Agreement); except for depreciation or amortization of, and a return on, Stand-Alone PSNH's share of costs incurred after the First Effective Date to place Seabrook in commercial operation which are determined by the NHPUC to be imprudent in accordance with subparagraph (3) of this paragraph E; provided, however, the charges made by NEWCO and collected from NUNH under paragraph U of Schedule I of the Power Contract for the period from December 1, 1997 through May 31, 1998 will be deferred, with interest paid on the unrecovered balance at three percent (3.00%), and thereafter will be recovered through FPPAC beginning June 1, 1998 over a thirty-six month period on an amortization basis comparable to that described in paragraph H of
Schedule I in addition to the Deferred Capital Expenses expected to be collected under paragraph H of Schedule I of the Power Contract.

     IN WITNESS WHEREOF, each of the Parties has duly executed this Third Amendatory Agreement as of the day and year first above written.

NORTHEAST UTILITIES SERVICE Company

By: /s/ John W. Noyes
Date: December 28, 1993

THE STATE OF NEW HAMPSHIRE

By:  /s/ Jeffrey R. Howard
Date: December 3, 1993